UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2013

RealD Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34818	77-0620426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 N. Crescent Drive, Suite 200 Beverly Hills, CA	90210
(Address of principal executive offices)	(Zip Code)

(310) 385-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

1.            On June 5, 2013, the Board of Directors (the “Board”) of RealD Inc. (the “Company”) approved an amendment (the “Amendment”) to the stock option the Company granted to Michael V. Lewis, the Company’s Chief Executive Officer, on May 8, 2012 under the RealD Inc. 2010 Stock Incentive Plan (the “Option”).  The Amendment retroactively changes the vesting schedule of the Option so that the Option now vests based upon achievement of performance goals rather than based solely upon Mr. Lewis’ continued service with the Company.  The Amendment became effective upon Mr. Lewis’ consent on June 20, 2013 (the “Amendment Date”).

The Amendment provides that at the end of calendar quarter during which the 3-year anniversary of the Amendment Date occurs (and provided that Mr. Lewis continues in the Company’s service through such date)(the “Measurement Date”), the shares subject to the stock option will be eligible to vest based on the Company’s total stockholder return, relative to the average total stockholder return of the NASDAQ US Small Cap Media Index (the “Index”) measured over the period of time from the Amendment Date to the end of such calendar quarter in which the Measurement Date occurs.  The number of shares that will vest will be determined by the Company’s total stockholder return as compared to the average total stockholder return of the Index; none of the shares will vest if the Company’s return is below the 40th percentile of the average Index return and all of the shares will vest if the Company’s return is at or above the 70th percentile of the average Index return.  To the extent shares remain unvested, such unvested shares are eligible to vest at the end of each subsequent calendar quarter until the 5-year anniversary of the Amendment Date (and provided that Mr. Lewis continues in the Company’s service through each of such vesting date(s)), based on the same comparison of the Company’s total stockholder return to the average total stockholder return of the Index, but using the total stockholder return of the Company as compared to the average total stockholder return of the Index measured over the period from the Amendment Date to the end of such calendar quarter(s).

In the event of a change of control or Mr. Lewis’ involuntary termination without cause prior to the 5-year anniversary of the Amendment Date, the shares are eligible to vest based on a similar comparison of the Company’s stock price and return to the average Index return measured as of the date of such change of control or involuntary termination date, as further described in the option agreement.  All of the shares become vested upon Mr. Lewis’ death or disability at any time prior to the 5-year anniversary of the Amendment Date.

The description of the Amendment set forth in this Item 5.02(e) is qualified in its entirety by reference to the full text of the Amendment which is filed as exhibit 10.1 hereto.

2.            On June 5, 2013, the Compensation Committee (the “Committee”) of the Board approved the grant of a performance stock unit award (the “PSU”) under the RealD Inc. 2010 Stock Incentive Plan to Mr. Lewis. The PSU grant became effective upon the Company and Mr. Lewis’ agreement on June 20, 2013 regarding the terms of the Performance Stock Unit Agreement for Mr. Lewis. A target number of 167,300 stock units (the “Target Number”) was established by the Committee for the PSU.  The actual number of stock units that may vest and be issued to Mr. Lewis will be between 0% and 200% of the Target Number, depending upon the total licensing revenue received by the Company (“TLR”) during the period between April 1, 2013 and March 31, 2015 (the “Performance Period”) as compared to a performance target set by the Committee (the “Performance Target”).

No later than 45 days following the Performance Period, the Committee will certify (such date, the “Certification Date”) the Company’s TLR performance during the Performance Period and determine the amount of stock units eligible to vest based on such performance. TLR of less than 80% of the Performance Target during the Performance Period will result in no stock units being eligible to vest; TLR of at least 80% of the Performance Target during the Performance Period will result in stock units equal to 50% of the Target Number being eligible to vest; TLR equal to at least the Performance Target during the Performance Period will result in stock units equal to 100% of the Target Number being eligible to vest; and TLR of at least 120% of the Performance Target during the Performance Period will result in stock units equal to 200% of the Target Number being eligible to vest, with varying degrees of stock units being eligible to vest based on TLR falling between such amounts.

Subject to Mr. Lewis’ continued service to the Company on such dates (except that vesting may accelerate in the event of Mr. Lewis involuntary termination without cause, in the event of a change in control of the Company or due to the death or disability of Mr. Lewis as further described in the Performance Stock Unit Agreement), 2/3 of the total number of stock units eligible to vest will vest on the Certification Date and 1/3 of the total number of stock units eligible to vest will vest on March 31, 2016.

The description of the PSU set forth in this Item 5.02(e) is qualified in its entirety by reference to the full text of the Performance Stock Unit Agreement, a form of which is filed as exhibit 10.2 hereto.

Item 8.01.                             Other Events.

On June 21, 2013, the Board reduced, by unanimous written consent, the authorized number of directors which constitute the whole Board from eight to seven directors.

Item 9.01.                             Financial Statements and Exhibits.

(d)                                                                             Exhibits

Exhibit Num ber	Description
10.1	Amendment to Nonstatutory Stock Option between the Chief Executive Officer and the Registrant under the 2010 Stock Incentive Plan.

10.2	Form of Performance Stock Unit Agreement between the Chief Executive Officer and the Registrant under the 2010 Stock Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealD Inc.

Dated: June 26, 2013	By:	/s/ Craig Gatarz
	Name:	Craig Gatarz
	Title:	Executive Vice President, General Counsel and Secretary